Verisign Reports First Quarter 2020 Results

RESTON, VA - April 23, 2020 - VeriSign, Inc. (NASDAQ: VRSN), a global provider of domain name registry services and internet infrastructure, today reported financial results for the first quarter of 2020.

VeriSign, Inc. and its subsidiaries (“Verisign”) reported revenue of $313 million for the first quarter of 2020, up 2.0 percent from the same quarter in 2019. Verisign reported net income of $334 million and diluted earnings per share (diluted “EPS”) of $2.86 for the first quarter of 2020, compared to net income of $163 million and diluted EPS of $1.35 for the same quarter in 2019. The operating margin was 66.0 percent for the first quarter of 2020 compared to 65.4 percent for the same quarter in 2019.

Net income for the first quarter of 2020 included the recognition of $168 million of previously unrecognized income tax benefits. This resulted from remeasurement of Verisign’s accrual for uncertain tax positions based on IRS written confirmation indicating no examination adjustment would be proposed related to its audit of the worthless stock deduction taken in 2013. Notwithstanding this written confirmation, Verisign’s U.S. federal income tax returns remain under examination by the IRS for 2010 through 2014. This income tax benefit also increased diluted EPS by $1.44.

“During the COVID-19 crisis, we are taking a number of steps to support small businesses and our local communities. Within Verisign, we remain focused on the health and welfare of our employees and our primary mission, which is the secure and reliable operation of critical internet infrastructure,” said Jim Bidzos, Executive Chairman and Chief Executive Officer.
Financial Highlights

•	Verisign ended the first quarter of 2020 with cash, cash equivalents and marketable securities of $1.14 billion, a decrease of $79 million from the end of 2019.

•	Cash flow from operating activities was $180 million for the first quarter of 2020, compared to $187 million for the same quarter in 2019.

•	Deferred revenues as of March 31, 2020 totaled $1.06 billion, an increase of $23 million from the end of 2019.

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During the first quarter of 2020, Verisign repurchased 1.3 million shares of its common stock for an aggregate cost of $245 million. As of March 31, 2020, there was $826 million remaining for future share repurchases under the share repurchase program which has no expiration date.

Business Highlights

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On March 27, 2020, Verisign announced that it and ICANN entered into the Third Amendment to the .com Registry Agreement which, among other changes, permits Verisign to increase the price of .com domain name registrations by up to 7% over the previous year, in each of the final four years of each six-year period. The first such six-year period began on October 26, 2018. However, in view of the current COVID-19 crisis, Verisign announced on March 25, 2020, that it will freeze registry prices for all of its Top-Level Domains (TLDs), including .com and .net, through the end of 2020.

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During the first quarter, Todd Strubbe was promoted from Executive Vice President and Chief Operating Officer to President and Chief Operating Officer, further strengthening Verisign’s senior management team.

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Verisign ended the first quarter of 2020 with 160.7 million .com and .net domain name registrations in the domain name base, a 3.8 percent increase from the end of the first quarter of 2019, and a net increase of 1.83 million during the first quarter of 2020.

•	During the first quarter of 2020, Verisign processed 10.0 million new domain name registrations for .com and .net, compared to 9.8 million for the same quarter in 2019.

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The final .com and .net renewal rate for the fourth quarter of 2020 was 73.8 percent compared with 74.3 percent for the same quarter in 2018. Renewal rates are not fully measurable until 45 days after the end of the quarter.

Today’s Conference Call
Verisign will host a live conference call today at 4:30 p.m. (EDT) to review the first quarter 2020 results. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (786) 789-4776 (international), conference ID: Verisign. A listen-only live web cast of the conference call and accompanying slide presentation will also be available at https://investor.Verisign.com. An audio archive of the call will be available at https://investor.Verisign.com/events.cfm. This news release and the financial information discussed on today’s conference call are available at https://investor.Verisign.com.

About Verisign
Verisign, a global provider of domain name registry services and internet infrastructure, enables internet navigation for many of the world’s most recognized domain names. Verisign enables the security, stability, and resiliency of key internet infrastructure and services, including providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more about what it means to be Powered by Verisign, please visit Verisign.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, risks arising from the effects of the COVID-19 pandemic; risks arising from the agreements governing our business; new or existing governmental laws and regulations in the U.S. or other applicable foreign jurisdictions; system interruptions, security breaches, attacks on the internet by hackers, viruses, or intentional acts of vandalism; the uncertainty of the impact of changes to the multi-stakeholder model of internet governance; risks arising from our operation of two root zone servers and our performance of the Root Zone Maintainer functions; changes in internet practices and behavior and the adoption of substitute technologies; the success or failure of the evolution of our markets; the highly competitive business environment in which we operate; whether we can maintain strong relationships with registrars and their resellers to maintain their marketing focus on our products and services; the possibility of system interruptions or failures; challenging global economic conditions; economic, legal and political risk associated with our international operations; our ability to protect and enforce our rights to our intellectual property and ensure that we do not infringe on others’ intellectual property; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; the impact of our new strategic initiatives, including our IDN gTLDs; whether we can retain and motivate our senior management and key employees; and the impact of unfavorable tax rules and regulations. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2019, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-3800

©2020 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

VERISIGN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$498,693	$508,196
Marketable securities	639,939	709,863
Other current assets	46,863	60,530
Total current assets	1,185,495	1,278,589
Property and equipment, net	247,764	250,283
Goodwill	52,527	52,527
Deferred tax assets	84,388	87,798
Deposits to acquire intangible assets	145,000	145,000
Other long-term assets	38,687	39,812
Total long-term assets	568,366	575,420
Total assets	$1,753,861	$1,854,009
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$180,015	$209,988
Deferred revenues	775,657	755,178
Total current liabilities	955,672	965,166
Long-term deferred revenues	281,030	278,702
Senior notes	1,788,194	1,787,565
Long-term tax and other liabilities	138,079	312,676
Total long-term liabilities	2,207,303	2,378,943
Total liabilities	3,162,975	3,344,109
Commitments and contingencies
Stockholders’ deficit:
Preferred stock—par value $.001 per share; Authorized shares: 5,000; Issued and outstanding shares: none	—	—
Common stock and additional paid-in capital—par value $.001 per share; Authorized shares: 1,000,000; Issued shares: 353,577 at March 31, 2020 and 353,157 at December 31, 2019; Outstanding shares: 115,701 at March 31, 2020 and 116,715 at December 31, 2019	14,734,618	14,990,011
Accumulated deficit	(16,143,374)	(16,477,490)
Accumulated other comprehensive loss	(358)	(2,621)
Total stockholders’ deficit	(1,409,114)	(1,490,100)
Total liabilities and stockholders’ deficit	$1,753,861	$1,854,009

VERISIGN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues	$312,524	$306,408
Costs and expenses:
Cost of revenues	45,573	45,504
Sales and marketing	6,604	10,519
Research and development	17,358	16,132
General and administrative	36,725	34,001
Total costs and expenses	106,260	106,156
Operating income	206,264	200,252
Interest expense	(22,535)	(22,631)
Non-operating income, net	7,084	12,203
Income before income taxes	190,813	189,824
Income tax benefit (expense)	143,303	(27,297)
Net income	334,116	162,527
Other comprehensive income	2,263	49
Comprehensive income	$336,379	$162,576

Earnings per share:
Basic	$2.87	$1.36
Diluted	$2.86	$1.35
Shares used to compute earnings per share
Basic	116,375	119,757
Diluted	116,730	120,317

VERISIGN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$334,116	$162,527
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	11,232	11,593
Stock-based compensation	11,441	12,462
Amortization of discount on investments in debt securities	(3,003)	(3,854)
Other, net	1,692	(147)
Changes in operating assets and liabilities:
Other assets	28	(226)
Accounts payable and accrued liabilities	(27,409)	(31,609)
Deferred revenues	22,807	29,219
Net deferred income taxes and other long-term tax liabilities	(170,844)	7,365
Net cash provided by operating activities	180,060	187,330
Cash flows from investing activities:
Proceeds from maturities and sales of marketable securities	805,748	939,561
Purchases of marketable securities	(730,507)	(496,779)
Proceeds (payments) from sale of business	14,856	(2,958)
Purchases of property and equipment	(11,013)	(9,133)
Net cash provided by investing activities	79,084	430,691
Cash flows from financing activities:
Repurchases of common stock	(275,623)	(204,302)
Proceeds from employee stock purchase plan	8,296	8,253
Net cash used in financing activities	(267,327)	(196,049)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,316)	255
Net (decrease) increase in cash, cash equivalents, and restricted cash	(9,499)	422,227
Cash, cash equivalents, and restricted cash at beginning of period	517,601	366,753
Cash, cash equivalents, and restricted cash at end of period	$508,102	$788,980
Supplemental cash flow disclosures:
Cash paid for interest	$13,151	$13,063
Cash paid for income taxes, net of refunds received	$15,914	$14,185